Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Internap Corporation of our report dated March 13, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 2 and the effects of the reverse stock split discussed in Note 15 as to which the date is March 15, 2018, relating to the financial statements and financial statement schedule, which appears in Internap Corporation’s Annual Report on Form 10‑K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
 June 11, 2018